Exhibit 10.9

A.A.P.L. FORM 610 - 1989

MODEL FORM OPERATING AGREEMENT

OPERATING AGREEMENT

DATED

February 28, 2017,
year

OPERATOR	Berry Petroleum Company, LLC

CONTRACT AREA	Hill (See Exhibit “A” hereto)

COUNTY OR PARISH OF ,	STATE OF	California

    COPYRIGHT 1989 – ALL RIGHTS RESERVED AMERICAN ASSOCIATION OF PETROLEUM LANDMEN, 4100 FOSSIL CREEK BLVD. FORT WORTH, TEXAS, 76137, APPROVED FORM.

A.A.P.L. NO. 610 – 1989

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

TABLE OF CONTENTS

	D. ASSIGNMENT; MAINTENANCE OF UNIFORM INTEREST:	20
	E. WAIVER OF RIGHTS TO PARTITION:	20
	~~F. PREFERENTIAL RIGHT TO PURCHASE:~~	~~20~~
IX.	INTERNAL REVENUE CODE ELECTION	20
X.	CLAIMS AND LAWSUITS	20
XI.	FORCE MAJEURE	21
XII.	NOTICES	21
XIII.	TERM OF AGREEMENT	21
XIV.	COMPLIANCE WITH LAWS AND REGULATIONS	21
	A. LAWS, REGULATIONS AND ORDERS:	21
	B. GOVERNING LAW:	21
	C. REGULATORY AGENCIES:	21
XV.	MISCELLANEOUS	22
	A. EXECUTION:	22
	B. SUCCESSORS AND ASSIGNS:	22
	C. COUNTERPARTS:	22
	D. SEVERABILITY	22
XVI.	OTHER PROVISIONS	23

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A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

OPERATING AGREEMENT

THIS AGREEMENT, entered into by and between Berry Petroleum Company, LLC, hereinafter designated and referred to as “Operator,” and the signatory party or parties other than Operator, sometimes hereinafter referred to individually as “Non-Operator,” and collectively as “Non-Operators.”

WITNESSETH:

WHEREAS, the parties to this agreement are owners of Oil and Gas Leases and/or Oil and Gas Interests in the land identified in Exhibit “A,” and the parties hereto have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided,

NOW, THEREFORE, it is agreed as follows:

ARTICLE I.

DEFINITIONS

As used in this agreement, the following words and terms shall have the meanings here ascribed to them:

A. The term “AFE” shall mean an Authority for Expenditure prepared by a party to this agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

B. The term “Completion” or “Complete” shall mean a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

C. The term “Contract Area” shall mean all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A.”

D. The term “Deepen” shall mean a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

E. The terms “Drilling Party” and “Consenting Party” shall mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this agreement.

F. The term “Drilling Unit” shall mean the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by express agreement of the Drilling Parties.

G. The term “Drillsite” shall mean the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

~~H. The term “Initial Well” shall mean the well required to be drilled by the parties hereto as provided in Article VI.A.~~

~~I. The term “Non-Consent Well” shall mean a well in which less than all parties have conducted an operation as provided in Article VI.B.2.~~

~~J. The terms “Non-Drilling Party” and “Non-Consenting Party” shall mean a party who elects not to participate in a proposed operation.~~

K. The term “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

L. The term “Oil and Gas Interests” or “Interests” shall mean unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this agreement.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

M. The terms “Oil and Gas Lease,” “Lease” and “Leasehold” shall mean the oil and gas leases or interests therein covering tracts of land lying within the Contract Area which are owned by the parties to this agreement.

N. The term “Plug Back” shall mean a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.

O. The term “Recompletion” or “Recomplete” shall mean an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.

P. The term “Rework” shall mean an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations, Well Conversions, squeeze jobs, acid jobs or reperforations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

Q. The term “Sidetrack” shall mean the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or drill around junk in the hole or to overcome other mechanical difficulties. Q.1 The term “Well Conversion” shall mean any operation required to (a) convert any injection well into a well capable of producing Oil and Gas or (b) convert any well capable of producing Oil and Gas into an injection well.

R. The term “Zone” shall mean a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.

EXHIBITS

The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof:

X	A. Exhibit “A,” shall include the following information:

(1) Description of lands subject to this agreement,

(2) Restrictions, if any, as to depths, formations, or substances,

(3) Parties to agreement with addresses, email addresses and telephone numbers for notice purposes,

(4) Percentages or fractional interests of parties to this agreement,

(5) Oil and Gas Leases and/or Oil and Gas Interests subject to this agreement,

(6) Burdens on production.

~~B. Exhibit “B,” Form of Lease.~~

X	C. Exhibit “C,” Accounting Procedure.

X	D. Exhibit “D,” Insurance.

X	E. Exhibit “E,” Gas Balancing Agreement.

X	F. Exhibit “F,” Non-Discrimination and Certification of Non-Segregated Facilities.

~~G. Exhibit “G,” Tax Partnership.~~

X	H. Other: Exhibit “H”, Memorandum of Operating Agreement and Financing Statement

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If any provision of any exhibit, except Exhibits “E,” and “F” ~~and “G,”~~ is inconsistent with any provision contained in ~~the body of this agreement~~ Articles I. through XVI., the provisions in Articles I. through XVI. ~~the body of this agreement~~ shall prevail.

ARTICLE III.

INTERESTS OF PARTIES

~~A. Oil and Gas Interests:~~

~~If any party owns an Oil and Gas Interest in the Contract Area, that Interest shall be treated for all purposes of this agreement and during the term hereof as if it were covered by the form of Oil and Gas Lease attached hereto as Exhibit “B,” and the owner thereof shall be deemed to own both royalty interest in such lease and the interest of the lessee thereunder.~~

B. Interests of Parties in Costs and Production:

Unless changed by other provisions of this agreement, all costs and liabilities incurred in operations under this agreement shall be borne and paid, and all equipment and materials acquired in operations on the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A.” In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area as their interests are set forth in Exhibit “A” subject, however, to the payment of royalties and other burdens on production as described hereafter.

Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as otherwise expressly provided in this agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area as of the date of this agreement ~~up to, but not in excess of,~~ and shall indemnify, defend and hold the other parties free from any liability therefor. ~~Except as otherwise expressly provided in this agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for the productive Zone(s) is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Lease(s) which such party has contributed to this agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.~~

No party shall ever be responsible, ~~on a price basis higher than the price received by such party,~~ to any other party’s lessor or royalty owner for the other party’s royalty or other burden on production, and if such other party’s lessor or royalty owner should demand and receive settlement ~~on a higher price basis~~ for such burden, the party contributing the affected Lease shall bear the ~~additional~~ royalty or other burden attributable to such settlement ~~higher price~~.

Nothing contained in this Article III.B. shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this agreement jointly owned Leases, the parties’ undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this agreement.

C. Subsequently Created Interests: See also Article XVI.A.

If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created Interest.” Further, if any party has contributed hereto a Lease or Interest burdened with an overriding royalty, production payment, net profits interests, or other burden payable out of production created prior to the date of this agreement, and such burden is not shown on Exhibit “A,” such burden also shall be deemed a Subsequently Created Interest ~~to the extent such burden causes the burdens on such party’s Lease or Interest to exceed the amount stipulated in Article III.B. above~~.

The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefor. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.B. shall be enforceable against the Subsequently Created Interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, said other party, or parties, shall receive said assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE IV.

TITLES

A. Title Examination:

Title examination (which may include title opinions and/or run sheets, in accordance with past practice) shall be made on the Drillsite of any proposed well prior to commencement of drilling operations in accordance with this Article IV.A. and, if ~~a majority in interest of the Drilling Parties so request or~~ Operator so elects, title examination (which may include title opinions and/or run sheets, in accordance with past practice) shall be made on the entire Drilling Unit or any portion thereof, or maximum anticipated Drilling Unit or any portion thereof, of the well. The opinion (or run sheet, as applicable) will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys and field landmen. Copies of all title opinions (or run sheets, if applicable) shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys and field landmen for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “C” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A.” Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases or Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders or approvals necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this agreement, shall be direct charges to the joint account and shall not be covered by the administrative overhead charges as provided in Exhibit “C.”

Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by Operator ~~the examining attorney or title has been accepted by all of the Drilling Parties in such well~~.

B. Loss or Failure of Title:

~~1. Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A,” the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.B., and failing to do so, this agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,~~

~~(a) The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;~~

~~(b) There shall be no retroactive adjustment of expenses incurred or revenues received from the operation of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;~~

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

~~(c) If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the title failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;~~

~~(d) Should any person not a party to this agreement, who is determined to be the owner of any Lease or Interest which has failed, pay in any manner any part of the cost of operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;~~

~~(e) Any liability to account to a person not a party to this agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;~~

~~(f) No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith; and~~

~~(g) If any party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit “A.”~~

~~2. Loss by Non-Payment or Erroneous Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covering the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.B., the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:~~

~~(a) Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered costs;~~

~~(b) Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,~~

~~(c) Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or Interest lost, for the privilege of participating in the Contract Area or becoming a party to this agreement.~~

3. ~~Other~~ Losses: All losses of Leases or Interests committed to this agreement~~, other than those set forth in Articles IV.B.1. and IV.B.2. above,~~ shall be joint losses and shall be borne by all parties in proportion to their respective interests shown on Exhibit “A.” ~~This~~ Such joint losses shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

~~4. Curing Title: In the event of a Failure of Title under Article IV.B.1. or a loss of title under Article IV.B.2. above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1. and Article IV.B.2. above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B. shall not apply to such acquisition.~~

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE V.

OPERATOR

A. Designation and Responsibilities of Operator:

Berry Petroleum Company, LLC shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this agreement as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but in no event shall it have any liability as Operator to the other parties or any of their respective officers, employees, or agents for any claims, whether or not due to the negligence of Operator ~~for losses sustained or liabilities incurred~~ except such as may result from gross negligence or willful misconduct of the Operator .. See also Article XVI.B.

B. Resignation or Removal of Operator and Selection of Successor: See also Article XVI.S

1. Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, or Operator or one of its affiliates, no longer owns an interest hereunder in the Contract Area, or is no longer reasonably capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of Non-Operators owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of Operator; such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from its receipt of the notice or, if the default concerns an operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach of or inability to meet the standards of operation contained in Article V.A. or material failure or inability to perform its obligations under this agreement.

~~Subject to Article VII.D.1., s~~Such resignation or removal shall not become effective until 7:00 o’clock A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after the effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single affiliate, subsidiary, parent or successor corporation shall not be the basis for removal of Operator.

2. Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”; provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding ~~the~~ any remaining voting interest of the Operator that was removed or resigned and the interest of its affiliates; and provided further that the requirement of two (2) or more parties shall not apply in the event that only one (1) party is entitled to vote. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

3. Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this agreement pursuant to the Bankruptcy Code, and an election to reject this agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. ~~During the period of time the operating committee controls operations, all actions shall require the approval of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A.” In the event there are only two (2) parties to this agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard for their interest in the Contract Area based on Exhibit “A.”~~

C. Employees and Contractors:

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D. Rights and Duties of Operator:

1. Competitive Rates and Use of Affiliates: All ~~wells drilled on~~ operations conducted in the Contract Area shall be ~~drilled~~ conducted on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in ~~the drilling of wells~~ conducting such operations, but its charges therefor shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the ~~same~~ terms and conditions as are customary , competitive and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by affiliates or related parties of Operator shall be performed or supplied at customary and competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry.

2. Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “C.” Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

3. Protection from Liens: Operator shall pay, or cause to be paid, as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

4. Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

5. Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contract Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “C.”

6. Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligations, all operational notices, reports or applications required to be filed by local, State, Federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

7. Drilling and Testing Operations: The following provisions shall apply to each well drilled, Sidetracked, Deepened, Completed, Recompleted or Plugged Back hereunder~~, including but not limited to the Initial Well~~:

(a) Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

(b) Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well ~~as the Non-Operators shall reasonably request~~, including, but not limited to, daily drilling reports, completion reports, and well logs.

(c) Operator shall adequately test the objective Zone and may test any other ~~all~~ Zones encountered within the Contract Area which may reasonably be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

8. Cost Estimates: Upon request of any ~~Consenting Party~~Non-Operator, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

9. Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self- insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “C.” Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “D” attached hereto and made a part hereof. Operator shall require all contractors (and shall use commercially reasonable efforts to require their subcontractors) engaged in work on or for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require.

In the event automobile liability insurance is specified in said Exhibit “D,” or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

ARTICLE VI.

DRILLING AND DEVELOPMENT

A. Initial Well:

a. Save and to the extent amended pursuant to paragraphs (b) to (d) below, attached hereto as Annex I is the agreed development plan and budget for all operations to be conducted by Operator in the Contract Area between the date of this agreement and May 31, 2018 (the “Initial Well and Facility Program”).

b. To the extent the Spot Price of WTI crude:

i. falls below US $45 per barrel; or

ii. rises above US $65 per barrel,

in either case, for a continuous period of thirty (30) or more days during the effective period of the Initial Well and Facility Program, any party may request a meeting of the Operating Committee (as defined in paragraph (c) below) by giving not less than ten (10) days’ written notice to the other parties hereto, which notice shall include such proposed amendments to the Initial Well and Facility Program as such party deems reasonable taking into account the relevant deviations in pricing. Upon receipt of such request, Operator shall call a meeting of the Operating Committee for a date not less than ten (10) days nor more than fifteen (15) days after receipt of such request. “Spot Price”, with respect to any day, shall mean the average of the highest and lowest daily quotations for WTI crude oil published with respect to such day in Platts. “Platts” means the Crude Oil Marketwire published by McGraw-Hill Companies on a daily basis.

c. Following receipt of notice contemplated by paragraph (b) above, each party shall appoint one representative and one alternate representative to serve on an operating committee, which shall be formed solely for the purpose of agreeing amendments to the Initial Well and Facility Program (the “Operating Committee”). Each party shall appoint its initial representative and alternate representative by written notice to the other party prior to the first meeting of the Operating Committee. All actions of a party taken with respect to the Operating Committee shall be taken through such party’s representative or alternate representative, as applicable. Each party shall have the right to change its representative and alternate representative at any time by delivering written notice of such change to the other party. The representative of a party (or, in his absence, his alternate representative) is hereby authorized to represent and bind such party with respect to agreeing any amendments to the Initial Well and Facility Program properly brought before the Operating Committee. In addition to its representative and alternate representative, each party may bring to any Operating Committee meeting such advisors as it may deem appropriate. Each Operating Committee meeting may be held by teleconference or videoconference or at such other location as the parties mutually agree in advance of such meeting.

d. At any meeting called in relation to the Initial Well and Facility Program, the Operating Committee shall negotiate in good faith to unanimously agree on any amendments to be made to the Initial Well and Facility Program to govern operations on the Contract Area until May 31, 2018, provided that if no such amendments are unanimously approved, then the then-applicable Initial Well and Facility Program shall continue to apply for such period. Should the Operating Committee unanimously approve amendments thereto, the Initial Well and Facility Program (as amended) shall apply to all operations on the Contract Area from the date designated in such amendment until May 31, 2018.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

~~On or before the             day of                     ,                     , Operator shall commence the drilling of the Initial Well at the following location:~~

~~and shall thereafter continue the drilling of the well with due diligence to~~

~~The drilling of the Initial Well and the participation therein by all parties is obligatory, subject to Article VI.C.1. as to participation in Completion operations and Article VI.F. as to termination of operations and Article XI as to occurrence of force majeure.~~

B. Subsequent Operations: See also Articles XVI.F. & XVI.Q.

1. Proposed Operations: If Designated Operator ~~any party hereto~~ should desire to conduct any Subsequent Well and Facility Program ~~drill any well~~ on the Contract Area ~~other than the Initial Well~~, or ~~if~~ after the expiration of the Initial Well and Facility Program, if Designated Operator ~~any party~~ should desire to Rework, Sidetrack, Deepen, Recomplete or Plug Back ~~a dry hole or~~ a well no longer capable of producing in paying quantities ~~in which such party has not otherwise relinquished its interest in the proposed objective Zone under this agreement, the party desiring to drill, Rework, Sidetrack, Deepen, Recomplete or Plug Back such a well~~ Designated Operator shall give ~~written~~ a written Subsequent Well and Facility Program to the other parties or, in the case of a proposed operation to Rework, Sidetrack, Deepen, Recomplete or Plug Back a well, notice of the proposed operation to the parties who have not otherwise relinquished their interest in ~~such~~ the applicable objective Zone

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~~under this agreement and to all other parties in the case of a proposal for Sidetracking or Deepening,~~ specifying the work to be performed, the location, proposed depth, objective Zone and the estimated cost of the operation. The parties to whom such a notice is delivered shall have thirty (30) days after receipt of the notice within which to notify Designated Operator ~~the party proposing to do the work~~ whether they elect to participate in the cost of the proposed operation. If a drilling rig is on location, notice of a proposal to Rework, Sidetrack, Recomplete, Plug Back or Deepen may be given by telephone and the response period shall be limited to forty- eight (48) hours, exclusive of Saturday, Sunday and legal holidays. Failure of a party to whom such notice is delivered to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the proposed operation. ~~Any proposal by a party to conduct an operation conflicting with the operation initially proposed shall be delivered to all parties within the time and in the manner provided in Article VI.B.6.~~

If all parties to whom such notice is delivered elect to participate in such a proposed operation, the parties shall be contractually committed to participate therein provided such operations are commenced within the time period hereafter set forth, and Operator shall, no later than ninety (90) days after expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however that, except in cases where a drilling rig is on location, said commencement date may be extended upon written notice of same by Designated Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Designated Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including rights-of- way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance. If the actual operation has not been commenced within the time provided (including any extension thereof as specifically permitted herein or in the force majeure provisions of Article XI) and if Designated Operator ~~if any party hereto~~ still desires to conduct said operation, written notice proposing same must be resubmitted to the other parties in accordance herewith as if no prior proposal had been made. ~~Those parties that did not participate in the drilling of a well for which a proposal to Deepen or Sidetrack is made hereunder shall, if such parties desire to participate in the proposed Deepening or Sidetracking operation, reimburse the Drilling Parties in accordance with Article VI.B.4. in the event of a Deepening operation and in accordance with Article VI.B.5. in the event of a Sidetracking operation.~~

2. Operations by Less Than All Parties:

(a) Determination of Participation. If any party to whom such notice is delivered as provided in Article VI.B.1. ~~or VI.C.1. (Option No. 2)~~ elects not to participate in the proposed operation, then, in order to be entitled to the benefits of this Article, ~~the party or parties giving the notice~~ Operator and such other parties as shall elect to participate in the operation shall, no later than ninety (90) days after the expiration of the notice period of thirty (30) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Consenting Parties~~; provided, however, if no drilling rig or other equipment is on location, and if Operator is a Non-Consenting Party, the Consenting Parties shall either: (i) request Operator to perform the work required by such proposed operation for the account of the Consenting Parties, or (ii) designate one of the Consenting Parties as Operator to perform such work. The rights and duties granted to and imposed upon the Operator under this agreement are granted to and imposed upon the party designated as Operator for an operation in which the original Operator is a Non-Consenting Party. Consenting Parties, when conducting operations on the Contract Area pursuant to this Article VI.B.2., shall comply with all terms and conditions of this agreement~~.

If less than all parties approve any proposed operation, Designated Operator ~~the proposing party~~, immediately after the expiration of the applicable notice period, shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Consenting Parties should proceed with the operation as proposed. Each Consenting Party, within forty-eight (48) hours (exclusive of Saturday, Sunday, and legal holidays) after delivery of such notice, shall advise Designated Operator ~~the proposing party~~ of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Consenting Parties in the Contract Area) of Non-Consenting Parties’ interests, or (iii) carry its proportionate part (determined as provided in (ii)) of Non-Consenting Parties’ interests together with all or a portion of its proportionate part of any Non-Consenting Parties’ interests that any Consenting Party did not elect to take. Any interest of Non-Consenting Parties that is not carried by a Consenting Party shall be deemed to be carried by Designated Operator ~~the party proposing the operation~~ if Designated Operator ~~such party~~ does not withdraw its proposal. Failure to advise ~~the proposing party~~ Designated Operator within the time required shall be deemed an election under (i) of this paragraph. In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays). Designated Operator ~~The proposing party~~, at its election, may withdraw such proposal if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty-four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, Designated Operator ~~the proposing party~~ shall promptly notify the Consenting Parties of their proportionate interests in the operation and ~~the party serving as~~ Operator shall commence such operation within the period provided in Article VI.B.1., subject to the same extension right as provided therein.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

(b) Relinquishment of Interest for Non-Participation. The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions they have elected to bear same under the terms of the preceding paragraph. Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If such an operation results in a dry hole, then subject to Article~~s VI.B.6. and~~ VI.E.3., the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense; provided, however, that those Non-Consenting Parties that participated in the drilling, Deepening or Sidetracking of the well shall remain liable for, and shall pay, their proportionate shares of the cost of plugging and abandoning the well and restoring the surface location insofar only as those costs were not increased by the subsequent operations of the Consenting Parties. If any well drilled, Reworked, Sidetracked, Deepened, Recompleted or Plugged Back under the provisions of this Article results in a well capable of producing Oil and/or Gas in paying quantities, the Consenting Parties shall Complete and equip the well to produce at their sole cost and risk, and the well ~~shall then be turned over to Operator (if the Operator did not conduct the operation) and~~ shall be operated by Operator ~~it~~ at the expense and for the account of the Consenting Parties. Upon commencement of operations under a Subsequent Well and Facility Program or for the drilling, Reworking, Sidetracking, Recompleting, Deepening or Plugging Back of any such well by Consenting Parties in accordance with the provisions of this Article, each Non-Consenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non- Consenting Party’s interest in each well included in the Subsequent Well and Facility Program ~~the well~~ and share of production therefrom ~~or, in the case of a Reworking, Sidetracking,~~

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

~~Deepening, Recompleting or Plugging Back, or a Completion pursuant to Article VI.C.1. Option No. 2, all of such Non- Consenting Party’s interest in the production obtained from the operation in which the Non-Consenting Party did not elect to participate~~. Such relinquishment shall be effective until the proceeds of the sale of such share, calculated at the well, or market value thereof if such share is not sold (after deducting applicable ad valorem, production, severance, and excise taxes, royalty, overriding royalty and other interests not excepted by Article III.C. payable out of or measured by the production from each well included in the Subsequent Well and Facility Program ~~such well~~ accruing with respect to such interest until it reverts), shall equal the total of the following:

(i) 300 % of each such Non-Consenting Party’s share of the cost of any newly acquired surface equipment beyond the wellhead connections (including but not limited to stock tanks, separators, treaters, pumping equipment and piping), plus 100% of each such Non-Consenting Party’s share of the cost of operation of the wells included in the Subsequent Well and Facility Program ~~well~~ commencing with first production and continuing until each such Non-Consenting Party’s relinquished interest shall revert to it under other provisions of this Article, it being agreed that each Non-Consenting Party’s share of such costs and equipment will be that interest which would have been chargeable to such Non-Consenting Party had it participated in the Subsequent Well and Facility Program ~~well~~ from the beginning of the operations; and

(ii) 500 % of (a) that portion of the costs and expenses of drilling, Reworking, Sidetracking, Deepening, Plugging Back, testing, Completing, and Recompleting, after deducting any cash contributions received under Article VIII.C., and of (b) that portion of the cost of newly acquired equipment in the wells included in the Subsequent Well and Facility Program ~~well~~ (to and including the wellhead connections), which would have been chargeable to such Non-Consenting Party if it had participated therein.

~~Notwithstanding anything to the contrary in this Article VI.B., if the well does not reach the deepest objective Zone described in the notice proposing the well for reasons other than the encountering of granite or practically impenetrable substance or other condition in the hole rendering further operations impracticable, Operator shall give notice thereof to each Non-Consenting Party who submitted or voted for an alternative proposal under Article VI.B.6. to drill the well to a shallower Zone than the deepest objective Zone proposed in the notice under which the well was drilled, and each such Non- Consenting Party shall have the option to participate in the initial proposed Completion of the well by paying its share of the cost of drilling the well to its actual depth, calculated in the manner provided in Article VI.B.4. (a). If any such Non- Consenting Party does not elect to participate in the first Completion proposed for such well, the relinquishment provisions of this Article VI.B.2. (b) shall apply to such party’s interest.~~

(c) Reworking, Recompleting or Plugging Back. An election not to participate in a Subsequent Well and Facility Program ~~the drilling, Sidetracking or Deepening of a well~~ shall be deemed an election not to participate in any Reworking or Plugging Back operation proposed in ~~such a~~ any well drilled under such Subsequent Well and Facility Program, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Similarly, an election not to participate in the ~~Completing or~~ Recompleting of a well drilled under a Subsequent Well and Facility Program shall be deemed an election not to participate in any Reworking operation proposed in such a well, or portion thereof, to which the initial non-consent election applied that is conducted at any time prior to full recovery by the Consenting Parties of the Non-Consenting Party’s recoupment amount. Any such Reworking, Recompleting or Plugging Back operation conducted during the recoupment period shall be deemed part of the cost of operation of said well and there shall be added to the sums to be recouped by the Consenting Parties 300% of that portion of the costs of the Reworking, Recompleting or Plugging Back operation which would have been chargeable to such Non-Consenting Party had it participated therein. If such a Reworking, Recompleting or Plugging Back operation is proposed during such recoupment period, the provisions of this Article VI.B. shall be applicable as between said Consenting Parties in said well.

(d) Recoupment Matters. During the period of time Consenting Parties are entitled to receive Non-Consenting Party’s share of production, or the proceeds therefrom, Consenting Parties shall be responsible for the payment of all ad valorem, production, severance, excise, gathering and other taxes, and all royalty, overriding royalty and other burdens applicable to Non-Consenting Party’s share of production not excepted by Article III.C.

In the case of any Reworking, Sidetracking, Plugging Back, Recompleting or Deepening operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such Reworking, Sidetracking, Plugging Back, Recompleting or Deepening, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value, less cost of salvage.

                Within ninety (90) days after the completion of any operation under this Article, Operator ~~the party conducting the operations for the Consenting Parties~~ shall furnish each Non-Consenting Party with an inventory of the equipment in and connected to the well(s), and an itemized statement of the cost of drilling, Sidetracking, Deepening, Plugging Back, testing, Completing, Recompleting, and equipping the well(s) for production; or, at its option, the operating party, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings. Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, Operator ~~the party conducting the operations for the Consenting Parties~~ shall furnish the Non-Consenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well(s), together with a statement of the quantity of Oil and Gas produced from it and the amount of proceeds realized from the sale of the well’s working interest production during the preceding month. In determining the quantity of Oil and Gas produced during any month, Consenting Parties shall use industry accepted methods such as but not limited to metering or periodic well tests. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Non-Consenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased in determining when the interest of such Non-Consenting Party shall revert to it as above provided; and if there is a credit balance, it shall be paid to such Non-Consenting Party.

If and when the Consenting Parties recover from a Non-Consenting Party’s relinquished interest the amounts provided for above, the relinquished interests of such Non-Consenting Party shall automatically revert to it as of 7:00 a.m. on the day following the day on which such recoupment occurs, and, from and after such reversion, such Non-Consenting Party shall own the same interest in such well(s), the material and equipment in or pertaining thereto, and the production therefrom as such Non-Consenting Party would have been entitled to had it participated in the drilling, Sidetracking, Reworking, Deepening, Recompleting or Plugging Back of said well(s). Thereafter, such Non-Consenting Party shall be charged with and shall pay its proportionate part of the further costs of the operation of said well(s) in accordance with the terms of this agreement and Exhibit “C” attached hereto.

                3. Stand-By Costs: When a well which has been drilled or Deepened has reached its authorized depth and all tests have been completed and the results thereof furnished to the parties, or when operations on the well have been otherwise terminated pursuant to Article VI.F., stand-by costs incurred pending response to a party’s notice proposing a Reworking,

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

Sidetracking, Deepening, Recompleting, Plugging Back or Completing operation in such a well ~~(including the period required under Article VI.B.6. to resolve competing proposals)~~ shall be charged and borne as part of the drilling or Deepening operation just completed. Stand-by costs subsequent to all parties responding, or expiration of the response time permitted, whichever first occurs, and prior to agreement as to the participating interests of all Consenting Parties pursuant to the terms of the second grammatical paragraph of Article VI.B.2. (a), shall be charged to and borne as part of the proposed operation, but if the proposal is subsequently withdrawn because of insufficient participation, such stand-by costs shall be allocated between the Consenting Parties in the proportion each Consenting Party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all Consenting Parties.

In the event that notice for a Sidetracking operation is given while the drilling rig to be utilized is on location, any party may request and receive up to five (5) additional days after expiration of the forty-eight hour response period specified in Article VI.B.1. within which to respond by paying for all stand-by costs and other costs incurred during such extended response period; Operator may require such party to pay the estimated stand-by time in advance as a condition to extending the response period. If more than one party elects to take such additional time to respond to the notice, standby costs shall be allocated between the parties taking additional time to respond on a day-to-day basis in the proportion each electing party’s interest as shown on Exhibit “A” bears to the total interest as shown on Exhibit “A” of all the electing parties.

~~4. Deepening: If less than all parties elect to participate in a drilling, Sidetracking, or Deepening operation proposed pursuant to Article VI.B.1., the interest relinquished by the Non-Consenting Parties to the Consenting Parties under Article VI.B.2. shall relate only and be limited to the lesser of (i) the total depth actually drilled or (ii) the objective depth or Zone of which the parties were given notice under Article VI.B.1. (“Initial Objective”). Such well shall not be Deepened beyond the Initial Objective without first complying with this Article to afford the Non-Consenting Parties the opportunity to participate in the Deepening operation.~~

~~In the event any Consenting Party desires to drill or Deepen a Non-Consent Well to a depth below the Initial Objective, such party shall give notice thereof, complying with the requirements of Article VI.B.1., to all parties (including Non- Consenting Parties). Thereupon, Articles VI.B.1. and 2. shall apply and all parties receiving such notice shall have the right to participate or not participate in the Deepening of such well pursuant to said Articles VI.B.1. and 2. If a Deepening operation is approved pursuant to such provisions, and if any Non-Consenting Party elects to participate in the Deepening operation, such Non-Consenting party shall pay or make reimbursement (as the case may be) of the following costs and expenses.~~

~~(a) If the proposal to Deepen is made prior to the Completion of such well as a well capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) that share of costs and expenses incurred in connection with the drilling of said well from the surface to the Initial Objective which Non- Consenting Party would have paid had such Non-Consenting Party agreed to participate therein, plus the Non-Consenting Party’s share of the cost of Deepening and of participating in any further operations on the well in accordance with the other provisions of this Agreement; provided, however, all costs for testing and Completion or attempted Completion of the well incurred by Consenting Parties prior to the point of actual operations to Deepen beyond the Initial Objective shall be for the sole account of Consenting Parties.~~

~~(b) If the proposal is made for a Non-Consent Well that has been previously Completed as a well capable of producing in paying quantities, but is no longer capable of producing in paying quantities, such Non-Consenting Party shall pay (or reimburse Consenting Parties for, as the case may be) its proportionate share of all costs of drilling, Completing, and equipping said well from the surface to the Initial Objective, calculated in the manner provided in paragraph (a) above, less those costs recouped by the Consenting Parties from the sale of production from the well. The Non-Consenting Party shall also pay its proportionate share of all costs of re-entering said well. The Non-Consenting Parties’ proportionate part (based on the percentage of such well Non-Consenting Party would have owned had it previously participated in such Non-Consent Well) of the costs of salvable materials and equipment remaining in the hole and salvable surface equipment used in connection with such well shall be determined in accordance with Exhibit “C.” If the Consenting Parties have recouped the cost of drilling, Completing, and equipping the well at the time such Deepening operation is conducted, then a Non- Consenting Party may participate in the Deepening of the well with no payment for costs incurred prior to re-entering the well for Deepening~~

~~The foregoing shall not imply a right of any Consenting Party to propose any Deepening for a Non-Consent Well prior to the drilling of such well to its Initial Objective without the consent of the other Consenting Parties as provided in Article VI.F.~~

~~5. Sidetracking: Any party having the right to participate in a proposed Sidetracking operation that does not own an interest in the affected wellbore at the time of the notice shall, upon electing to participate, tender to the wellbore owners its proportionate share (equal to its interest in the Sidetracking operation) of the value of that portion of the existing wellbore to be utilized as follows:~~

~~(a) If the proposal is for Sidetracking an existing dry hole, reimbursement shall be on the basis of the actual costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is initiated.~~

~~(b) If the proposal is for Sidetracking a well which has previously produced, reimbursement shall be on the basis of such party’s proportionate share of drilling and equipping costs incurred in the initial drilling of the well down to the depth at which the Sidetracking operation is conducted, calculated in the manner described in Article VI.B.4(b) above. Such party’s proportionate share of the cost of the well’s salvable materials and equipment down to the depth at which the Sidetracking operation is initiated shall be determined in accordance with the provisions of Exhibit “C.”~~

~~6. Order of Preference of Operations. Except as otherwise specifically provided in this agreement, if any party desires to propose the conduct of an operation that conflicts with a proposal that has been made by a party under this Article VI, such party shall have fifteen (15) days from delivery of the initial proposal, in the case of a proposal to drill a well or to perform an operation on a well where no drilling rig is on location, or twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, from delivery of the initial proposal, if a drilling rig is on location for the well on which such operation is to be conducted, to deliver to all parties entitled to participate in the proposed operation such party’s alternative proposal, such alternate proposal to contain the same information required to be included in the initial proposal. Each party receiving such proposals shall elect by delivery of notice to Operator within five (5) days after expiration of the proposal period, or within twenty-four (24) hours (exclusive of Saturday, Sunday and legal holidays) if a drilling rig is on location for the well that is the subject of the proposals, to participate in one of the competing proposals. Any party not electing within the time required shall be deemed not to have voted. The proposal receiving the vote of parties owning the largest aggregate percentage interest of the parties voting shall have priority over all other competing proposals; in the case of a tie vote, the~~

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~~initial proposal shall prevail. Operator shall deliver notice of such result to all parties entitled to participate in the operation within five (5) days after expiration of the election period (or within twenty-four (24) hours, exclusive of Saturday, Sunday and legal holidays, if a drilling rig is on location). Each party shall then have two (2) days (or twenty-four (24) hours if a rig is on location) from receipt of such notice to elect by delivery of notice to Operator to participate in such operation or to relinquish interest in the affected well pursuant to the provisions of Article VI.B.2.; failure by a party to deliver notice within such period shall be deemed an election not to participate in the prevailing proposal.~~

~~7. Conformity to Spacing Pattern. Notwithstanding the provisions of this Article VI.B.2., it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.~~

8. Paying Wells. No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

C. Completion of Wells; Reworking and Plugging Back:

1. Completion: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except any well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.B.2. or Article XVI.Q of this agreement. Consent to the drilling, Deepening or Sidetracking shall include:

☑~~☐~~	Option No. 1: All necessary expenditures for the drilling, Deepening or Sidetracking, testing, Completing and equipping of the well, including necessary tankage and/or surface facilities.

~~☐     Option No. 2: All necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator shall give immediate notice to the Non-Operators having the right to participate in a Completion attempt whether or not Operator recommends attempting to Complete the well, together with Operator’s AFE for Completion costs if not previously provided. The parties receiving such notice shall have forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt or to make a Completion proposal with an accompanying AFE. Operator shall deliver any such Completion proposal, or any Completion proposal conflicting with Operator’s proposal, to the other parties entitled to participate in such Completion in accordance with the procedures specified in Article VI.B.6. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. Failure of any party receiving such notice to reply within the period above fixed shall constitute an election by that party not to participate in the cost of the Completion attempt; provided, that Article VI.B.6. shall control in the case of conflicting Completion proposals. If one or more, but less than all of the parties, elect to attempt a Completion, the provision of Article VI.B.2. hereof (the phrase “Reworking, Sidetracking, Deepening, Recompleting or Plugging Back” as contained in Article VI.B.2. shall be deemed to include “Completing”) shall apply to the operations thereafter conducted by less than all parties; provided, however, that Article VI.B.2. shall apply separately to each separate Completion or Recompletion attempt undertaken hereunder, and an election to become a Non-Consenting Party as to one Completion or Recompletion attempt shall not prevent a party from becoming a Consenting Party in subsequent Completion or Recompletion attempts regardless whether the Consenting Parties as to earlier Completions or Recompletion have recouped their costs pursuant to Article VI.B.2.; provided further, that any recoupment of costs by a Consenting Party shall be made solely from the production attributable to the Zone in which the Completion attempt is made. Election by a previous Non-Consenting party to participate in a subsequent Completion or Recompletion attempt shall require such party to pay its proportionate share of the cost of salvable materials and equipment installed in the well pursuant to the previous Completion or Recompletion attempt, insofar and only insofar as such materials and equipment benefit the Zone in which such party participates in a Completion attempt.~~

2. Rework, Recomplete or Plug Back: No well shall be Reworked, Recompleted or Plugged Back except a well Reworked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.B. and Article XVI.Q. ~~2~~. of this agreement. Consent to the Reworking, Recompleting or Plugging Back of a well shall include all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities.

~~D. Other Operations:~~

                ~~Operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Dollars ($ ) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use, Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of Dollars ($ ). Any party who has not relinquished its interest in a well shall have the right to propose that Operator perform repair work or undertake the installation of artificial lift equipment or ancillary production facilities such as salt water disposal wells or to conduct additional work with respect to a well drilled hereunder or other similar project (but not including the installation of gathering lines or other transportation or marketing facilities, the installation of which shall be governed by separate agreement between the parties) reasonably estimated to require an expenditure in excess of the amount first set forth above in this Article VI.D. (except in connection with an operation required to be proposed under Articles VI.B.1. or VI.C.1. Option No. 2, which shall be governed exclusively be those Articles). Operator shall deliver such proposal to all parties entitled to participate therein. If within thirty (30) days thereof Operator secures the written consent of any party or parties owning at least % of the interests of the parties entitled to participate in such operation, each party having the right to participate in such project shall be bound by the terms of such proposal and shall be obligated to pay its proportionate share of the costs of the proposed project as if it had consented to such project pursuant to the terms of the proposal.~~

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E. Abandonment of Wells:

1. Abandonment of Dry Holes: Except for any well drilled Sidetracked, or Deepened pursuant to Article VI.B.2. or Article XVI.Q , any well which has been drilled Sidetracked or Deepened under the terms of this agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all parties. Should Operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling, Sidetracking or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (exclusive of Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.B or Article XVI.Q.; failure of such party to provide proof reasonably satisfactory to Operator of its financial and technical capability to (a) conduct such operations or to take over the well within such period ~~or~~ and (b) thereafter to conduct operations on such well or plug and abandon such well in a manner that is not disruptive to any ongoing operations shall entitle Operator to retain or take possession of the well and plug and abandon the well. The non-abandoning party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations conducted on such well except for the costs of plugging and abandoning the well and restoring the surface (insofar as those costs were not increased by the subsequent operations of the non-abandoning parties), for which the abandoning parties shall remain proportionately liable.

2. Abandonment of Wells That Have Produced: Except for any well in which a Non-Consent operation has been conducted hereunder for which the Consenting Parties have not been fully reimbursed as herein provided, any well which has been completed as a producer shall not be plugged and abandoned without the consent of all parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the parties hereto. Failure of a party to reply within sixty (60) days of delivery of notice of proposed abandonment shall be deemed an election to consent to the proposal. If, within sixty (60) days after delivery of notice of the proposed abandonment of any well, all parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations on the well conducted by such parties including costs of plugging and abandoning the well and restoring the surface . Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial and technical capability to (a) conduct such operations or to take over the well within the required period and (b)~~or~~ thereafter to conduct operations on such well in a manner that is not disruptive to any ongoing operations shall entitle ~~operator~~ Operator to retain or take possession of such well and plug and abandon the well.

Parties taking over a well as provided in this Article VI.E ~~herein~~ shall tender to each of the other parties its proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated cost of salvaging are higher than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations their proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold insofar and only insofar as such Leasehold covers the right to obtain production from that wellbore in the Zone then open to production. If the interest of the abandoning party is or includes an~~d~~ Oil and Gas Interest, such party shall execute and deliver to the non-abandoning party or parties an oil and gas lease, limited to the wellbore and the Zone then open to production, for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the Zone covered thereby, such lease to be on a mutually agreed form. ~~the form attached as Exhibit “B.”~~ The assignments or leases so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments or leases to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area. Further, to the extent a party or parties taking over a well pursuant to this Article VI.E will require use of Operator’s facilities, Operator and any such party shall enter into a facilities use agreement on a mutually agreed form governing the terms of such use.

Thereafter, abandoning parties shall have no further responsibility, liability, or interest in the operation of or production from the well in the Zone then open other than the royalties retained in any lease made under the terms of this Article. Upon request, Operator shall continue to operate the assigned well for the account of the non-abandoning parties at the rates and charges contemplated by this agreement, plus any additional cost and charges which may arise as the result of the separate ownership of the assigned well. Upon proposed abandonment of the producing Zone assigned or leased, the assignor or lessor shall then have the option to repurchase its prior interest in the well (using the same valuation formula) and participate in further operations therein subject to the provisions hereof.

3. Abandonment of Non-Consent Operations: The provisions of Article VI.E.1. or VI.E.2. above shall be applicable as between Consenting Parties in the event of the proposed abandonment of any well excepted from said Articles; provided, however, no well shall be permanently plugged and abandoned unless and until all parties having the right to conduct further operations therein have been notified of the proposed abandonment and afforded the opportunity to elect to take over the well in accordance with the provisions of this Article VI.E.; and provided further, that Non-Consenting Parties who own an interest in a portion of the well shall pay their proportionate shares of abandonment and surface restoration cost for such well as provided in Article VI.B.2.(b).

F. Termination of Operations:

Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing, Completion or plugging of a well, ~~including but not limited to the Initial Well,~~ such operation shall not be terminated without consent of parties bearing 100% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B. or VI.E. shall thereafter apply to such operation, as appropriate.

G. Takng Production in Kind:

☑~~☐~~	Option No. 1: Gas Balancing Agreement Attached

Each party shall have the right to take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of (a) production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and (b) production unavoidably lost. Any extra expenditure incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.

Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least thirty (30)~~ten (10)~~ days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least thirty (30)~~ten (10)~~ days written notice to Operator to exercise at any time its right to take in kind, or separately dispose of, its share of all Oil or Gas not previously delivered to a purchaser. Any purchase or sale by Operator of any other party’s share of Oil or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.

Any such sale by Operator shall be in a manner commercially reasonable under the circumstances but Operator shall have no duty to share any existing market or to obtain a price equal to that received under any existing market. The sale or delivery by Operator of a non-taking party’s share of Oil or Gas under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase shall be made by Operator without first giving the non-taking party at least thirty (30)~~ten (10)~~ days written notice of such intended purchase and the price to be paid or the pricing basis to be used.

All parties shall give timely written notice to Operator of their Oil and Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.

In the event one or more parties’ separate disposition of its share of the Gas causes split-stream deliveries to separate pipelines and/or deliveries which on a day-to-day basis for any reason are not exactly equal to a party’s respective proportion- ate share of total Gas sales to be allocated to it, the balancing or accounting between the parties shall be in accordance with any Gas balancing agreement between the parties hereto, ~~whether such an agreement is~~ attached as Exhibit “E” hereto ~~or is a separate agreement~~. Operator shall give notice to all parties of the first sales of Gas from any well under this agreement.

~~☐ Option No. 2: No Gas Balancing Agreement:~~

~~Each party shall take in kind or separately dispose of its proportionate share of all Oil and Gas produced from the Contract Area, exclusive of production which may be used in development and producing operations and in preparing and treating Oil and Gas for marketing purposes and production unavoidably lost. Any extra expenditures incurred in the taking in kind or separate disposition by any party of its proportionate share of the production shall be borne by such party. Any party taking its share of production in kind shall be required to pay for only its proportionate share of such part of Operator’s surface facilities which it uses.~~

~~Each party shall execute such division orders and contracts as may be necessary for the sale of its interest in production from the Contract Area, and, except as provided in Article VII.B., shall be entitled to receive payment directly from the purchaser thereof for its share of all production.~~

~~If any party fails to make the arrangements necessary to take in kind or separately dispose of its proportionate share of the Oil and/or Gas produced from the Contract Area, Operator shall have the right, subject to the revocation at will by the party owning it, but not the obligation, to purchase such Oil and/or Gas or sell it to others at any time and from time to time, for the account of the non-taking party. Any such purchase or sale by Operator may be terminated by Operator upon at least ten (10) days written notice to the owner of said production and shall be subject always to the right of the owner of the production upon at least ten (10) days written notice to Operator to exercise its right to take in kind, or separately dispose of, its share of all Oil and/or Gas not previously delivered to a purchaser; provided, however, that the effective date of any such revocation may be deferred at Operator’s election for a period not to exceed ninety (90) days if Operator has committed such production to a purchase contract having a term extending beyond such ten (10) -day period. Any purchase or sale by Operator of any other party’s share of Oil and/or Gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of one (1) year.~~

~~Any such sale by Operator shall be in a manner commercially reasonable under the circumstances, but Operator shall have no duty to share any existing market or transportation arrangement or to obtain a price or transportation fee equal to that received under any existing market or transportation arrangement. The sale or delivery by Operator of a non-taking party’s share of production under the terms of any existing contract of Operator shall not give the non-taking party any interest in or make the non-taking party a party to said contract. No purchase of Oil and Gas and no sale of Gas shall be made by Operator without first giving the non-taking party ten days written notice of such intended purchase or sale and the price to be paid or the pricing basis to be used. Operator shall give notice to all parties of the first sale of Gas from any well under this Agreement.~~

~~All parties shall give timely written notice to Operator of their Gas marketing arrangements for the following month, excluding price, and shall notify Operator immediately in the event of a change in such arrangements. Operator shall maintain records of all marketing arrangements, and of volumes actually sold or transported, which records shall be made available to Non-Operators upon reasonable request.~~

ARTICLE VII.

EXPENDITURES AND LIABILITY OF PARTIES

A. Liability of Parties: See also Articles XVI.B., XVI.E. and XVI.L.

The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B. are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partners, co-venturers, or principals. In their relations with each other under this agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

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B. Liens and Security Interests:

Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interests, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connection therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing.

To perfect the lien and security agreement provided herein, each party hereto shall execute and acknowledge the recording supplement and/or any financing statement prepared and submitted by any party hereto in conjunction herewith or at any time following execution hereof, and Operator is authorized to file this agreement or the recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this agreement, the recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be a first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B. as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

To the extent that parties have a security interest under the Uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment by a party for the secured indebtedness shall not be deemed an election of remedies or otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in “Exhibit C,” has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

If any party fails to pay its share of cost within one hundred twenty (120) days after rendition of a statement therefor by Operator, the non-defaulting parties, including Operator, shall upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in Article VII.B., and each paying party may independently pursue any remedy available hereunder or otherwise.

If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceedings pursuant to the provisions of this agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to stay execution or to require a marshaling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

        Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C. Advances:

Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payment in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense, together with an invoice for its share thereof. Each such statement and invoice for the payment in advance of estimated expense shall be submitted on or before the 20th day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, then such party shall be subject to Article VII.D. and any other remedies provided for in this agreement, and the amount due shall bear interest as provided in Exhibit “C” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and no more.

D. Defaults and Remedies:

If any party fails to discharge any financial obligation under this agreement, including without limitation the failure to make any advance under the preceding Article VII.C. or any other provision of this agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B. or elsewhere in this agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D., all notices and elections shall be delivered

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only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to a non-defaulting party. No party shall be in default to the extent it is exercising its rights under Article I.3B of Exhibit C to this agreement.

1. Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.B. of this agreement, the right to participate in an operation being conducted under this agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this agreement.

2. Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “C” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

3. Deemed Non-Consent: The non-defaulting party may deliver a written Notice of non-consent election ~~Non-Consent Election~~ to the defaulting party at any time after the expiration of the thirty-day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and shall permanently relinquish its interest in such well. ~~to be a Non-Consenting Party with respect thereto under Article VI.B. or VI.C., as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made.~~ If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2.

Until the delivery of such Notice of non-consent election ~~Non-Consent Election~~ to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “C,” provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3. shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

4. Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator, or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in the Article VII.D. or any other default remedy provided elsewhere in this agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

5. Costs and Attorneys’ Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

E. Rentals, Shut-in Well Payments and Minimum Royalties:

        Rentals, shut-in well payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this agreement at its or their expense. In the event two or more parties own and have contributed interests in the same lease to this agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitled to receive, proper evidence of all such payments. In the event of failure to make proper payment of any rental, shut-in well payment or minimum royalty through mistake or oversight where such payment is required to continue the lease in force, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.3~~2~~.

Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (excluding Saturday, Sunday, and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F. Taxes:

Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not be limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties or production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “C.”

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them, as provided in Exhibit “C.”

Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this agreement.

ARTICLE VIII.

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A. Surrender of Leases:

The Leases covered by this agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

However, should any party desire to surrender its interest in any Lease or in any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. If the interest of the assigning party is or includes an Oil and Gas Interest, the assigning party shall execute and deliver to the party or parties not consenting to such surrender an oil and gas lease covering such Oil and Gas Interest for a term of one (1) year and so long thereafter as Oil and/or Gas is produced from the land covered thereby, such lease to be on a mutually acceptable ~~the~~ form. ~~attached hereto as Exhibit “B.”~~ Upon such assignment or lease, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned or leased and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned or leased premises and its equipment and production other than the royalties retained in any lease made under the terms of this Article. The party assignee or lessee shall pay to the party assignor or lessor the reasonable salvage value of the latter’s interest in any well’s salvable materials and equipment attributable to the assigned or leased acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “C,” less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor or lessor shall pay to the party assignee or lessee the amount of such deficit. If the assignment or lease is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances.

Any assignment, lease or surrender made under this provision shall not reduce or change the assignor’s, lessor’s or surrendering party’s interest as it was immediately before the assignment, lease or surrender in the balance of the Contract Area; and the acreage assigned, leased or surrendered, and subsequent operations thereon, shall not thereafter be subject to the terms and provisions of this agreement but shall be deemed subject to an Operating Agreement identical to ~~in the form of~~ this agreement and modified only to reflect the ownership of the acquiring parties and their respective interests.

B. Renewal or Extension of Leases:

If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interest held at that time by the parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party, without warranty of title, except as to acts by, through or under the acquiring party.

        If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A,” but any renewal or replacement Lease in which less than all parties elect to participate shall not be subject to this agreement but shall be deemed subject to a separate Operating Agreement identical to ~~in the form of~~ this agreement and modified only to reflect the ownership of the acquiring parties and their respective interests.

If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this agreement.

The provisions in this Article shall also be applicable to extensions of Oil and Gas Leases.

C. Acreage or Cash Contributions:

While this agreement is in force, if any party ~~contracts for~~ receives a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by it against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this agreement. Each party shall promptly notify all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D. Assignment; Maintenance of Uniform Interest: See also Articles XVI.R., XVI.S. & XVI.V.

For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production covered by this agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Leases and Oil and Gas Interests embraced within the Contract Area or in wells, equipment and production unless such disposition covers either:

1. the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

2. an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B. shall continue to burden the interest transferred to secure payment of any such obligations.

If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this agreement; however, all such co- owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E. Waiver of Rights to Partition:

If permitted by the laws of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

~~F. Preferential Right to Purchase:~~

~~☑~~	~~(Optional; Check if applicable.)~~

~~Should any party desire to sell all or any part of its interests under this agreement, or its rights and interests in the Contract Area, it shall promptly give written notice to the other parties, with full information concerning its proposed disposition, which shall include the name and address of the prospective transferee (who must be ready, willing and able to purchase), the purchase price, a legal description sufficient to identify the property, and all other terms of the offer. The other parties shall then have an optional prior right, for a period of ten (10) days after the notice is delivered, to purchase for the stated consideration on the same terms and conditions the interest which the other party proposes to sell; and, if this optional right is exercised, the purchasing parties shall share the purchased interest in the proportions that the interest of each bears to the total interest of all purchasing parties. However, there shall be no preferential right to purchase in those cases where any party wishes to mortgage its interests, or to transfer title to its interests to its mortgagee in lieu of or pursuant to foreclosure of a mortgage of its interests, or to dispose of its interests by merger, reorganization, consolidation, or by sale of all or substantially all of its Oil and Gas assets to any party, or by transfer of its interests to a subsidiary or parent company or to a subsidiary of a parent company, or to any company in which such party owns a majority of the stock.~~ See Article XVI.R.

ARTICLE IX.

INTERNAL REVENUE CODE ELECTION

If, for federal income tax purposes, this agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to Exhibit “G” or other agreement between them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K,” Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986, as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulation §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K,” Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X.

CLAIMS AND LAWSUITS

Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed Fifty Thousand Dollars ($ 50,000 ) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A” (or if there are only two (2) parties, on the affirmative vote of the party owning a majority interest as shown on Exhibit “A” (which, for this purpose shall be calculated to include the interest of a party’s affiliate)). All costs and expenses of handling settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this agreement, such party shall immediately notify all other parties, and the claim or suit shall be treated as any other claim or suit involving operations hereunder. Operator shall notify all parties hereto of any material claims or suits initiated by or threatened in writing by a third party for which the parties hereto may reasonably be expected to collectively incur expenditures in excess of Fifty Thousand Dollars ($50,000).

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ARTICLE XI.

FORCE MAJEURE

If any party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay restraint or inaction by a governmental authority to the extent not resulting from Operator’s action or inaction, acts of terrorism, changes in law, any hydraulic fracturing or drilling moratorium, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension, provided, however, that a lack of funds shall not constitute “force majeure”.

The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII.

NOTICES

All notices authorized or required between the parties by any of the provisions of this agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, by email attachment in PDF format (an “Email Notice”),~~telegram, telex, telecopier~~ or any other form of facsimile, postage or charges prepaid (as applicable), and addressed to such parties at the addresses listed on Exhibit “A.” All telephone or oral notices permitted by this agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this agreement, or to the ~~telecopy,~~ facsimile ~~or telex~~ machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier ~~or telegraph service,~~ or upon transmittal by ~~telex, telecopy or~~ facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex, telecopy or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice. Each Email Notice shall clearly state it is a notice or response to a notice under this agreement. An Email Notice shall be deemed received on the day following delivery of such Email Notice (exclusive of Saturday, Sunday and legal holidays) if no acknowledgment of the Email Notice is received prior to the following day (exclusive of Saturday, Sunday and legal holidays). Automatic delivery receipts issued, without direct acknowledgment of the email, are not evidence of a receipt for purposes of this agreement.

ARTICLE XIII.

TERM OF AGREEMENT

Unless terminated by mutual consent of the parties, this ~~This~~ agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this agreement.

☑~~☐~~	Option No. 1: So long as any of the Oil and Gas Leases subject to this agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

☐~~☑~~	~~Option No. 2: In the event the well described in Article VI.A., or any subsequent well drilled under any provision of this agreement, results in the Completion of a well as a well capable of production of Oil and/or Gas in paying quantities, this agreement shall continue in force so long as any such well is capable of production, and for an additional period of days thereafter; provided, however, if, prior to the expiration of such additional period, one or more of the parties hereto are engaged in drilling, Reworking, Deepening, Sidetracking, Plugging Back, testing or attempting to Complete or Re-complete a well or wells hereunder, this agreement shall continue in force until such operations have been completed and if production results therefrom, this agreement shall continue in force as provided herein. In the event the well described in Article VI.A., or any subsequent well drilled hereunder, results in a dry hole, and no other well is capable of producing Oil and/or Gas from the Contract Area, this agreement shall terminate unless drilling, Deepening, Sidetracking, Completing, Re- completing, Plugging Back or Reworking operations are commenced within days from the date of abandonment of said well. “Abandonment” for such purposes shall mean either (i) a decision by all parties not to conduct any further operations on the well or (ii) the elapse of 180 days from the conduct of any operations on the well, whichever first occurs.~~

The termination of this agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefor which has accrued or attached prior to the date of such termination.

Upon termination of this agreement and the satisfaction of all obligations hereunder, in the event a memorandum of this Operating Agreement has been filed of record, Operator is authorized to file of record in all necessary recording offices a notice of termination, and each party hereto agrees to execute such a notice of termination as to Operator’s interest, upon request of Operator, if Operator has satisfied all its financial obligations.

ARTICLE XIV.

COMPLIANCE WITH LAWS AND REGULATIONS

A. Laws, Regulations and Orders:

This agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B. Governing Law:

This agreement and all matters pertaining hereto, including but not limited to matters of performance, non- performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of California shall govern.

C. Regulatory Agencies:

Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

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With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of any governmental authority having jurisdiction, including the Environmental Protection Agency; the California Department of Fish and Wildlife; the California department of Conservation, Division of Oil, Gas and Geothermal Resource; the California Air Resources Board; the California Water Resources Control Board; the San Joaquin Valley Air Pollution Control District; the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV.

MISCELLANEOUS

A. Execution:

This agreement shall be binding upon each Non-Operator when this agreement or a counterpart thereof has been executed by such Non-Operator and Operator notwithstanding that this agreement is not then or thereafter executed by all of the parties to which it is tendered or which are listed on Exhibit “A” as owning an interest in the Contract Area or which own, in fact, an interest in the Contract Area. ~~Operator may, however, by written notice to all Non-Operators who have become bound by this agreement as aforesaid, given at any time prior to the actual spud date of the Initial Well but in no event later than five days prior to the date specified in Article VI.A. for commencement of the Initial Well, terminate this agreement if Operator in its sole discretion determines that there is insufficient participation to justify commencement of drilling operations. In the event of such a termination by Operator, all further obligations of the parties hereunder shall cease as of such termination. In the event any Non-Operator has advanced or prepaid any share of drilling or other costs hereunder, all sums so advanced shall be returned to such Non-Operator without interest. In the event Operator proceeds with drilling operations for the Initial Well without the execution hereof by all persons listed on Exhibit “A” as having a current working interest in such well, Operator shall indemnify Non-Operators with respect to all costs incurred for the Initial Well which would have been charged to such person under this agreement if such person had executed the same and Operator shall receive all revenues which would have been received by such person under this agreement if such person had executed the same.~~

B. Successors and Assigns:

This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C. Counterparts:

This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D. Severability:

For the purposes of assuming or rejecting this agreement as an executory contract pursuant to federal bankruptcy laws, this agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this agreement to comply with all of its financial obligations provided herein shall be a material default.

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ARTICLE XVI.

OTHER PROVISIONS

A.	Subsequently Created Interests:

If a Burdened Party elects to abandon any well under the provisions of Article VI.E. or elects to surrender a Lease (or any portion thereof or undivided interest therein) under the provisions of Article VIII.A. and, as a result thereof, becomes obligated to assign all or a portion of such Lease, or any undivided interest therein, to one or more of the other parties, then the interest assigned shall be free and clear of any such Subsequently Created Interest created by the Burdened Party and such Burdened Party shall indemnify, defend and hold harmless the assignees and their respective successors in interest from any and all claims and demands for payment asserted by the owners of the Subsequently Created Interest created by the Burdened Party.

B.	Operator Liability:

Notwithstanding anything herein to the contrary and subject to Operator being removed in accordance with Article V.B. and Article XVI.S, in no event shall Operator have any liability as operator for any claim, damage, loss or liability sustained or incurred in connection with any operation or any other operation or activity prescribed or permitted hereunder or any breach of any provision regarding the standard of performance of an operator in performing operations under this agreement, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OPERATOR OR ANY AFFILIATE OF OPERATOR OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR, AGENT OR EMPLOYEE OF OPERATOR OR ANY AFFILIATE OF OPERATOR, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF OPERATOR OR ANY AFFILIATE OF OPERATOR; it being understood by each party that any such claim, damage, loss or liability (other than that caused by the gross negligence or willful misconduct of Operator or any affiliate of Operator), shall be borne severally by the parties (including Operator) in proportion to their interests in the operations or activities giving rise to such claim, damage, loss or liability. Operator shall bear sole responsibility on behalf of the other parties to this agreement for any claim, damage, loss or liability to the extent any such claim, damage, loss or liability is caused by or arises out of the gross negligence or willful misconduct of Operator or any affiliate of Operator.

C.	Confidentiality:

1.	Except as otherwise specifically provided in this Article XVI.C., all information obtained pursuant to this agreement, including all geophysical, geological, and engineering data, well information, and any other marketing and sales information obtained pursuant to Article XVI.R.2, all other records and reports pertaining to the Contract Area or the operations thereon (collectively, the “Confidential Information”) shall be the sole and confidential property of the parties receiving it pursuant to this agreement, and the parties agree, and do hereby bind themselves, their successors and assigns, to accept and keep the Confidential Information confidential and for the exclusive use of the parties concerned for the term of this agreement. If any portion of the Confidential Information becomes generally available to the public while this agreement is still in force, and such availability is not a result of a breach of this agreement, then at that time the confidentiality provisions of this Article XVI.C. shall cease to apply to that portion of the Confidential Information that has become generally available to the public.

2.

Subject to Article XVI.R.2, any party may disclose Confidential Information, without the consent of any other party, (a) to any governmental authority when lawfully required by such governmental authority, (b) to potential and actual lenders, investors, co-investors and financial institutions, (c) to bona fide consultants and accredited engineering firms for the purpose of evaluation on a confidential basis, (d) to third parties with whom a party is engaged in a bona fide effort to sell all or part of its interest in the Contract Area in accordance with this agreement, (e) to third parties with whom a party is engaged in a bona fide effort to (i) effect a merger or consolidation, (ii) sell all or a controlling part of

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

its stock or other equity capital, or (iii) sell all or substantially all of its assets or (f) to an affiliate, director, owner, auditor, employee, member, partner or officer of a party; provided that any third party who is permitted access to Confidential Information pursuant to provisions (b), (c), (d) or (e) of this paragraph (collectively, the “Permitted Third Parties”), shall agree in writing prior to that access not to communicate such information to anyone and to make no use of such information adverse to the parties hereto during the period of time such information remains confidential hereunder.

3.	Except as expressly provided hereunder, Operator makes no representations or warranties, express, statutory or implied, as to the accuracy, quality, or completeness of the Confidential Information. Operator shall not be liable to any other party or to any Permitted Third Party in contract, tort, securities laws or otherwise as a result of such other party’s (or such Permitted Third Party’s) use or disclosure of the Confidential Information, or errors therein or omissions therefrom. Each party accepts the Confidential Information “as is, where is, with all faults”, and agrees that neither it nor any of its affiliates, representatives, owners, successors, or assigns shall rely upon the Confidential Information without first satisfying itself as to, and making independent verification of, the accuracy and completeness of such Confidential Information.

D.	Regulatory Filings:

Operator shall use its reasonable efforts to obtain any governmental approvals or permits necessary to carry out operations under this agreement and shall prepare and file, in material compliance with law and other applicable requirements, the notices, reports and applications referred to in Article V.D.6. However, in no event shall Operator have any liability to any Non-Operator in obtaining, making or prosecuting (or failing to obtain, make or prosecute) any such approval, permit, or filing or in rendering (or failing to render) any notice, report or application, absent Operator’s gross negligence or willful misconduct. Any penalties incurred as a result of any incorrect filing, notice, report or application shall, in the absence of Operator’s gross negligence or willful misconduct, be charged to the parties owning the production to which the penalty pertains in proportion to such ownership.

E.	Non-Operator Liability for Site Visits:

Each Non-Operator shall indemnify, defend and hold harmless Operator from and against any and all liability in excess of insurance coverage carried for the joint account for injury to such Non-Operator’s officers, employees, invitees and/or agents, resulting from or relating to the presence of any such officers, employees, invitees and/or agents at any well location or production facility on the Contract Area or from any such person’s traveling to or from such location or facility, other than any such injury and resulting liability caused by the gross negligence or willful misconduct of Operator.

F.	Proposing and Participating in Operations:

No party may elect to participate in only part of a proposed Subsequent Well and Facility Program. When a Subsequent Well and Facility Program is proposed pursuant to Article VI, each non-proposing party must elect either to participate in the entire proposed Subsequent Well and Facility Program or to go non-consent with respect to the entire proposed Subsequent Well and Facility Program.

G.	Controlling Language:

In the event of any conflict between any provision of this Article XVI. and any other provision of this agreement, the provisions of this Article XVI. shall control and prevail.

H.	Preparation of Operating Agreement:

Each Party hereto and its respective counsel participated in the preparation of this agreement. In the event of any ambiguity in this agreement, no presumption shall arise based on the identity of the draftsman of this agreement.

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I.	Headings for Convenience Only:

The headings and titles in this agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the provisions of this agreement.

J.	References:

Each reference made in this agreement to an Article refers to the applicable Article in this agreement, unless the context clearly indicates otherwise. The words “this Article”, refers only to the Article hereof in which those words occur. Each reference made in this agreement to an Exhibit or Schedule refers to the applicable Exhibit or Schedule attached hereto, unless the context clearly indicates otherwise. Each Exhibit and Schedule attached hereto is made a part hereof.

K.	Related Definitional Matters:

As used in this agreement, (a) any pronoun in masculine, feminine or neuter gender shall be construed to include all other genders, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including without limitation”, except where the context expressly otherwise requires, (c) each term defined in this agreement in the singular shall include the plural of that term, and each term defined in this agreement in the plural shall include the singular of that term, and (d) the words “this agreement”, “herein”, “hereby”, “hereunder”, and “hereof”, and words of similar import refer to this agreement as a whole and not to any particular part of this agreement unless the context clearly or expressly provides or indicates otherwise.

L.	Consequential Damages:

None of the parties shall be entitled to recover from any other party, or such parties’ respective affiliates (as defined in Exhibit “C”), any indirect, consequential, punitive or exemplary damages arising under or in connection with this agreement or the transactions contemplated hereby, except to the extent any such party suffers such damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending such damages) to a third party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each party, on behalf of itself and each of its affiliates (as defined in Exhibit “C”), waives any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to this agreement or the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this agreement shall be construed to limit a party’s recovery of lost profits to the extent such lost profits constitute direct damages. Further, the parties each agree not to assert any claims against the other party for any of the foregoing damages.

M.	Severability:

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

N.	Amendment:

This agreement may be amended only by an instrument in writing executed by all of the parties hereto and expressly identified as an amendment or modification. Notwithstanding the foregoing, the Operator is hereby authorized to revise, modify or supplement Exhibit “A” to this Agreement to evidence any changes in or additions to the Contract Area or the Oil and Gas Interests and/or Oil and Gas Leases forming a part of or covered by the Contract Area (to the extent Operator provides supporting documentation evidencing such changes) and to correct any ministerial errors that the Operator may find from time to time in Exhibit “A”. The provisions of this agreement shall constitute a covenant running with the land and shall remain in full force and effect and be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns, in each case, until this agreement terminates.

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O.	Memorandum of Operating Agreement:

The parties agree that upon execution of this agreement, the parties will also execute the applicable Memorandum of Operating Agreement in the form set forth in Exhibit “H” hereto for recordation by either party in the ordinary course of business, in the county or counties and the state in which the Contract Area is located.

P.	Adjustments to Contract Area:

In the event any Interest or Lease is assigned pursuant to this agreement, the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of such assignment, to reflect the assignment.

Q.	Development of Contract Area:

1.	“Designated Operator” shall mean, as of any date with respect to any Subsequent Well and Facility Program, the entity designated as of such date pursuant to the terms of this agreement to act as Operator during the effective period of such Subsequent Well and Facility Program; provided that Berry shall not be deemed to be the Designated Operator with respect to any Subsequent Well and Facility Program unless Linn has (i) failed to exercise its right for Linn or an affiliate of Linn to assume operatorship pursuant to Article XVI.S.1 and has failed to propose a third party operator to assume operatorship pursuant to Article XVI.S.1 on or before the date occurring sixty (60) days prior to the commencement of the effective period of such Subsequent Well and Facility Program; (ii) been removed for cause, resigned from its role as Operator in accordance with Article V.B.1, or been deemed to have resigned from its role as Operator under Article V.B.3; or (iii) transferred its interests to Berry in accordance with Article XVI.R or failed to comply with any of Linn’s obligations under Article XVI.R.

2.	Each well drilled on the Contract Area after the Initial Well and Facility Program shall be drilled as part of a Subsequent Well and Facility Program that is proposed by the Designated Operator for the period during the effective period of such Subsequent Well and Facility Program. A “Subsequent Well and Facility Program” means an operation consisting of (a) the drilling of a series of wells or a single well in a portion of the Contract Area to be specified in the proposal for such Subsequent Well and Facility Program, (b) all water flood and steam flood operations in connection with such well or wells, (c) the construction or upgrade of all infrastructure that will service such well or wells, including water pumps, steam generators, upgraded pumps and generators, and other surface equipment, (d) the conversion of any previously producing wells to injection wells that will benefit such well or wells, (e) all operations necessary for the drilling and Completion of such well or wells, and (f) all other operations necessary to cause such well or wells and infrastructure to be completed. Each Subsequent Well and Facility Program shall include all wells that will be included in a particular water flood or steam flood operation and that will be serviced by a specified set of infrastructure, including water pumps, steam generators, upgraded pumps and generators, and other surface equipment. Designated Operator shall include an AFE with such proposal, which AFE shall include all costs and expenses reasonably estimated to be necessary to be incurred to complete such Subsequent Well and Facility Program. If a party elects not to participate in a Subsequent Well and Facility Program, then such party shall not be entitled to participate in any future operations relating to the wells or any infrastructure construction or infrastructure upgrade related to such Subsequent Well and Facility Program, including an operation to Rework, Sidetrack, Deepen, Recomplete or Plug Back such wells, until any relinquishment under this agreement relating to such Subsequent Well and Facility Program is no longer effective.

3.

a.	Subject to Article XVI.Q.3b, on or prior to December 1 of each year, beginning on December 1, 2018, Designated Operator shall deliver a non-binding plan for the following year setting forth each Subsequent Well and Facility Program that Designated Operator expects to be proposed during such following year, and a preliminary budget that Designated Operator expects to be required for operations relating to each such Subsequent Well and Facility Program during such following year.

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b.	Notwithstanding any non-binding plans delivered pursuant to Article XVI.Q.3a, Designated Operator shall in all cases provide ninety (90) days prior notice to the other parties of any proposed Subsequent Well and Facility Program to be conducted in the Contract Area and a preliminary budget therefor.

R.	Transfers; Limited Right of First Refusal:

1.	If Linn Operating, Inc. (or its affiliate) or Linn Energy Holdings, LLC (or its affiliate) (“Linn”) proposes or desires to sell or transfer its (a) interests under this agreement, (b) rights and interests in the Contract Area, or (c) interest in the Leases or wells within the Contract Area (such rights and interests of a party are referred to herein as such party’s “Interests”) to any third Person (including a Quantum Related Party) (such third Person, a “Transferee”, and such proposed sale or transfer, a “Transfer”), then Linn shall promptly deliver written notice of such proposed sale or transfer to Berry Petroleum Company, LLC (“Berry”), Linn shall only sell all and not part of the Linn Interests and any such Transfer shall include all of the Interests of both Linn and Berry; provided that Berry shall alternatively be entitled to submit a bid for the Linn Interests as a potential purchaser and Linn shall not discriminate against Berry in Linn’s evaluation of any bids submitted as part of any marketing or sales process or evaluation of offers. In the event that Berry does not purchase the Linn Interests, Berry shall consent to any Transfer and sell the Berry Interests on the same terms and conditions as Linn has agreed to with the Transferee with respect to such Transfer in accordance with Article XVI.R.3. Any instrument documenting a Transfer shall include a representation, to Linn and Berry, by the relevant proposed purchaser stating that such purchaser is not (i) an affiliate of Quantum Energy Partners, (ii) a Person in which Quantum Energy Partners or any affiliate of Quantum Energy Partners directly or indirectly (including through one or more subsidiaries) holds an economic interest equal to or greater than twenty-five percent (25%), or (iii) a Person from which a Person described in clause (i) or (ii) of this sentence has a contractual right on the proposed date of sale of Linn’s Interests to purchase such Interests, save to the extent that Linn has provided an Offer Notice to Berry pursuant to Articles XVI.R.7 and Berry has not exercised its rights in relation to the Offered Interests within the prescribed period set out in Articles XVI.R.6 to 9.

2.	If at any stage during a marketing or sales process, Berry notifies Linn that Berry does not intend to participate as a potential purchaser in the marketing and sale of the Interests under such marketing or sales process, then Berry shall be entitled to participate as an observer of such process and obtain from Linn all such information as may reasonably be requested by Berry, and Berry shall provide such assistance with potential purchasers as may reasonably be requested by Linn. Upon delivery of such notice, Berry shall be deemed to have waived all of its rights under Articles XVI.R. 6 to 9 with respect to such marketing or sales process and any information so received by Berry shall not be disclosed to any other Person save with the prior consent of Linn.

3.

If Linn receives an offer for the Transfer of its Interests or otherwise finalizes the terms and conditions of the Transfer of its Interests (whether pursuant to a marketing or sales process or otherwise), then Linn shall, within three (3) days after the final terms and conditions of such Transfer have been fully negotiated, deliver a written notice (a “Transfer Notice”) to Berry informing Berry of such Transfer and disclosing all of the final terms and conditions of the Transfer, including: (a) the name of the Person that has offered to purchase the Interests; (b) the price and the other terms and conditions of the proposed Transfer; (c) a copy of all documentation and instruments establishing such terms; and (d) the proposed date, time and location of the closing of the proposed Transfer, which shall not be less than 30 days from the date of the Notice. Unless Berry purchases the Linn Interests pursuant to the provisions of Articles XVI.R.6 to 9, Berry shall consent to, join in and participate in such Transfer with respect to all of its Interests on the same terms and conditions as Linn has agreed to with the Transferee with respect to all of Linn’s Interests. Berry shall raise no objections against and shall not impede or delay such Transfer and will take or cause to be taken all other actions reasonably necessary or desirable to cause the consummation of such Transfer (and any related transactions) on the terms proposed by Linn, including, without limitation, executing any

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applicable agreements and transaction documents negotiated by Linn in connection with such Transfer. Berry agrees that (a) it shall make the same representations and warranties, covenants and indemnities as Linn agrees to make in connection with the Transfer; (b) neither Linn nor Berry shall be liable for the breach of any covenants of the other party in connection with the Transfer; (c) neither Linn nor Berry shall be required to make any representations or warranties or provide indemnities with respect to the other party or such other party’s undivided working interest in the Interests; (d) any liability relating to representations or warranties (and related indemnities) or other indemnification obligations regarding the Interests shall be shared on a several (but not joint) basis by Linn and Berry in proportion to such party’s undivided working interest in the Interests; and (e) neither Linn nor Berry shall be responsible to the other party for any liabilities or indemnities in connection with such Transfer in excess of the proceeds received by such party in such Transfer.

4.	Unless otherwise agreed, each of Linn and Berry will bear (a) its own costs of any transfer of its Interests pursuant to a Transfer to a third party Transferee and (b) its proportionate share of any costs arising pursuant to a Transfer to a third party Transferee to the extent such costs are incurred for the benefit of all parties participating in such Transfer and are not otherwise paid by the Transferee.

5.	Notwithstanding anything contained in this Article XVI.R., but subject to compliance with the terms of Articles XVI.R.6 to 9, neither Linn nor any of its affiliates shall have any liability or obligation if Linn determines, for any reason, not to consummate a Transfer, and Linn shall be permitted to discontinue at any time any Transfer without any liability or obligation to Berry or its affiliates therefor.

6.	Notwithstanding anything to the contrary contained in this agreement, unless such right has been waived pursuant to Article XVI.R.2, if Linn receives an offer (whether pursuant to a marketing or sales process or otherwise and whether solicited or unsolicited) from a Quantum Related Party for the purchase of Linn’s Interests that Linn desires to accept, or Linn otherwise negotiates the terms and conditions (including the purchase price) of a sale to a Quantum Related Party of Linn’s Interests, then Berry shall have a right of first refusal to purchase Linn’s Interests (the “Offered Interests”) in accordance with Articles XVI.R.7 to 9.

7.	Linn shall, within three days of receipt of the offer from or the finalization of such terms and conditions with the Quantum Related Party, give written notice (the “Offer Notice”) to Berry stating that Linn has received a bona fide offer from or has otherwise finalized such terms and conditions with a Quantum Related Party and specifying: (a) the name of the Person that has offered to purchase the Offered Interests or to which the Offered Interests are otherwise contemplated to be sold; (b) the price and the other terms and conditions of the proposed transaction; (c) a copy of the applicable offer letter and any other instruments establishing such terms, including any draft purchase and sale agreement; and (d) the proposed date, time and location of the closing of the proposed transaction. The Offer Notice shall constitute Linn’s offer to transfer the Offered Interests to Berry which may be accepted by Berry pursuant to the terms of Article XVI.R.8 below at any time within two (2) days of the date of delivery of such Offer Notice; provided that such two (2) day period shall be extended to thirty (30) days with respect to any proposed Transfer to a Quantum Related Party other than pursuant to a marketing and sales process in which Berry had a right (whether waived or not) to participate as a potential purchaser (the “ROFR Notice Period”).

8.

Upon receipt of the Offer Notice, Berry shall have the right to elect to purchase all (but not less than all) of the Offered Interests by delivering a written notice (a “ROFR Offer Notice”) to Linn stating that Berry elects to purchase the Offered Interests on the terms specified in the Offer Notice on or prior to the last day of the ROFR Notice Period. Any ROFR Offer Notice shall be binding upon delivery and irrevocable by Berry. If Berry delivers a ROFR Offer Notice during the ROFR Notice Period, then, within ten (10) days after the delivery of such ROFR Offer Notice, Berry and Linn shall execute a purchase and sale agreement for the sale and purchase of the Offered Interests and shall consummate and close such sale and purchase within fifty-five (55) days after the delivery of such ROFR Offer Notice on the same terms and conditions as those set forth in the Offer Notice. If Berry does not deliver a ROFR Offer Notice during the ROFR

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Notice Period, execute a purchase and sale agreement or consummate and close such purchase within the applicable deadlines set forth in the immediately preceding sentence, then Berry shall be deemed to have waived all of its rights to purchase the Offered Interests under the terms of Articles XVI.R.6 to 9, but the other terms and conditions of this Article XVI.R shall continue to apply.

9.	If such Transfer to the Quantum Related Party is not closed during the sixty (60) day period immediately following the date Berry is deemed to have waived its rights pursuant to Article XVI.R.8 above, the rights provided under Articles XVI.R.6 to 9 shall be deemed to be revived, subject always to Article XVI.R.2, and such Interests shall not be transferred to the Quantum Related Party unless Linn sends a new Offer Notice in accordance with, and otherwise complies with, Article XVI.R.6.

10.	In the event any Transfer includes any of Linn’s assets other than the Interests, or if the transaction is structured as a Change of Control, including if sold pursuant to Articles XVI.R.6 to 9, then the purchase price attributable to the Interests shall be determined based on the value allocated to Linn’s Interests in good faith by Linn and the relevant Transferee; provided, however, that, with respect to any proposed Transfer to a Quantum Related Party under which Berry exercises its right under Article XVI.R.8, if Linn and such Quantum Related Party have not yet allocated value to Linn’s Interests at the time of such exercise by Berry, then the value allocated to Linn’s Interests shall be jointly determined by Linn and Berry in good faith.

S.	Transfer of Operatorship

1.	Linn shall have the right to request for itself, an affiliate or a third party to become, at any time after March 31, 2018, Operator for all purposes of this agreement by delivering written notice of such request to Berry, which notice shall, (i) to the extent the proposed Operator is a third party, include a certification that such third party is reasonably qualified to operate and develop the Contract Area, and (ii) be delivered not less than 60 days prior to the date on which Linn is proposing the change of Operator to occur. If Linn proposes that it or its affiliate shall become Operator, Berry will be deemed to have approved such request and the relevant entity shall become Operator on the date specified in the written notice. Should Linn propose to appoint a third party as Operator, Berry shall have a period of 15 days to review and approve such request. If Berry approves such request within such 15 day period, or fails to deliver a written notice of disapproval of such request within such 15 day period (in which case Berry shall be deemed to approve such request), then, on the date that is specified in the notice, such third party shall become Operator for all purposes of this agreement without the need for any vote. During such 60 day period, Berry shall use commercially reasonable efforts to assist in the transition of Linn, its affiliate or the relevant third party to the role of Operator. Berry shall not unreasonably withhold its approval of any request made by Linn for a change of Operator pursuant to this Article XVI.S.1, it being agreed that in no event shall a Quantum Related Party be permitted to serve as Operator under this Agreement.

2.	Notwithstanding any other provision of this agreement to the contrary, if Linn sells or transfers (including as part of a Change of Control with respect to Linn) all of its interests under this agreement and/or all of its rights and interests in and to the Contract Area to a third party in accordance with this agreement (any such sale or transfer, a “Linn Exit Event”), then, contemporaneously with such Linn Exit Event, Linn’s transferee (or such transferee’s affiliate) shall automatically become Operator of the Contract Area.

3.	Notwithstanding any other provision of this agreement to the contrary, if Berry sells or transfers (including as part of a Change of Control with respect to Berry) all of its interests under this agreement and/or all of its rights and interests in and to the Contract Area to a third party (any such sale or transfer, a “Berry Exit Event”), then, contemporaneously with such Berry Exit Event, Linn (or its affiliate) shall automatically become Operator hereunder and shall succeed Berry (or its assignee or successor, if applicable) as Operator for all purposes of this agreement, without requirement of any vote or further action by the parties. Berry shall deliver written notice to Linn promptly after the execution of any definitive documentation pursuant to which a Berry Exit Event may occur, and the closing of such Berry Exit Event shall not occur less than 30 days after the date that such notice is delivered.

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T.	Audit Rights:

Notwithstanding the termination of this agreement, with respect to any operation undertaken in the Contract Area hereunder, the access rights set forth in Article V.D.5. shall survive for a period of three years after the completion of such operation.

U.	Additional Definitions:

1.	The term “affiliate” shall mean, with respect to any party, any other person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person. As used in this definition, the term “Control” (including the terms “Controlling,” “Controlled by,” and “under common Control with”) with respect to any person or entity means the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

2.	The term “Change of Control” shall mean, with respect to any party, the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that one or more third parties becomes the beneficial owner, directly or indirectly, of more than 50% of the voting equity interests of such party; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of such party’s assets and the assets of its subsidiaries, taken as a whole, to one or more third parties; provided, however, that none of the circumstances in this clause (b) shall be a Change of Control if the persons that beneficially own such equity interests immediately prior to the transaction own, directly or indirectly, equity interests with a majority of the total voting power of all of the outstanding equity interests of the transferee immediately after the transaction; or (c) such party consolidates with, or merges with or into, any third party or any third party consolidates with, or merges with or into, such party, in either case, pursuant to a transaction in which any of such party’s outstanding equity interests or the equity interests of such third party is converted into or exchanged for cash, securities or other property (other than pursuant to a transaction in which a party’s equity interests outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the equity securities of the surviving person immediately after giving effect to such transaction); provided, that for the avoidance of doubt, neither an IPO nor reorganization of a party or any of such party’s subsidiaries shall constitute a Change of Control.

3.	The term “Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, or other entity.

4.	The term “Quantum Related Party” shall mean any of (a) Quantum Energy Partners or Sentinel Peak Resources, LLC, (b) any Person that Linn management reasonably believes to be (i) an affiliate of Quantum Energy Partners, (ii) a Person in which Quantum Energy Partners or any affiliate of Quantum Energy Partners directly or indirectly (including through one or more subsidiaries) holds an economic interest equal to or greater than twenty-five percent (25%), or (c) any Person from which a Person described in clause (a) or (b) of this definition has a contractual right on the proposed date of sale of Linn’s Interests to purchase such Interests.

V.	Successors and Assigns:

Each party hereto covenants and agrees for itself, its successors and assigns, that any sale, assignment, sublease, mortgage, pledge or other instrument affecting the leases and lands subject to this instrument (whether of an operating or non-operating interest or a mortgage, pledge or other security interest) will be made and accepted subject to this instrument. Should a party assign all or part of its interest in the Contract Area subject to this agreement, at such time as the selling party has paid all of its share of joint interest billing costs in accordance with Exhibit “C” current to the effective date of such sale, it shall be deemed that the selling party shall be

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released from any responsibility for costs thereafter incurred relative to the undivided interest sold; provided, however, to the extent a party retains an undivided interest such party shall continue to be bound by all of the terms and conditions of this agreement applicable to the retained undivided interest. The party acquiring the interest shall be furnished a copy of this agreement and any amendments thereto, and shall expressly agree in writing to be bound by all of its terms and provisions. Any mortgagee, pledgee or person holding only a security interest shall not incur any obligations under this agreement although its rights may be affected or limited hereby, unless and until such mortgagee, pledgee or person holding a security interest acquires legal title to any interests subject to this agreement. In the event of the foreclosure of the mortgage or security interest, any sale will be expressly made and accepted subject to all of the terms and provisions of this agreement.

W.	Bankruptcy:

If, following the granting of relief under the Bankruptcy Code to any party hereto as debtor thereunder, this agreement should be held to be an executory contract under the Bankruptcy Code, then any remaining party shall be entitled to a determination by debtor or any trustee for debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this agreement. If the debtor or trustee determines to assume this agreement, the party seeking determination shall be entitled to adequate assurances as to the future performance of debtor’s obligations hereunder and the protection of the interests of all parties. The debtor shall satisfy its obligation to provide adequate assurances by either advancing payments or depositing the debtor’s proportionate share of expenses in escrow.

X.	Covenant Running with the Land:

Should any party hereto sell or transfer any or all of its leasehold estate committed to this agreement, the obligations, terms and covenants hereof shall be considered covenants running with the land and shall inure to and be binding upon the parties hereto, their respective heirs, devisees, legal representatives, successors and assigns.

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IN WITNESS WHEREOF, this agreement shall be effective as of the              day of                     ,             .

                    ~~,who has prepared and circulated this form for execution, represents and warrants that the form was printed from and, with the exception(s) listed below, is identical to the AAPL Form 610-1989 Model Form Operating Agreement, as published in computerized form by Forms On-A-Disk, Inc. No changes, alterations, or modifications, other than those made by strikethrough and/or insertion and that are clearly recognizable as changes in Articles                                                              , have been made to the form.~~

ATTEST OR WITNESS:		OPERATOR
Berry Petroleum Company, LLC

	By	/s/ Arthur T. Smith
Arthur T. Smith
Type or print name

	Title	CEO
	Date	February 28, 2017
~~Tax ID or S.S. No.~~

NON-OPERATORS

Linn Energy Holdings, LLC

By	/s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Type or print name

Title	Executive Vice President and Chief Operating Officer
Date	February 28, 2017
~~Tax ID or S.S. No.~~

By

Type or print name

Title
Date
~~Tax ID or S.S. No.~~

By

Type or print name

Title
Date
~~Tax ID or S.S. No.~~

A.A.P.L. FORM 610 - MODEL FORM OPERATING AGREEMENT - 1989

~~ACKNOWLEDGMENTS~~

~~Note: The following forms of acknowledgment are the short forms approved by the Uniform Law on Notarial Acts.~~

~~The validity and effect of these forms in any state will depend upon the statutes of that state.~~

~~Individual acknowledgment:~~

~~State of                                                  )~~

                                                         ~~) ss.~~

~~County of                                                  )~~

~~This instrument was acknowledged before me on~~

                                                         ~~by~~

~~(Seal, if any)~~

                                                 ~~Title (and Rank)~~

                                     ~~My commission expires:~~

~~Acknowledgment in representative capacity:~~

~~State of                                                              )~~

                                                                              ~~) ss.~~

~~County of                                                          )~~

            ~~This instrument was acknowledged before me on~~

                                                         ~~by                                                          as~~

                                                             ~~of~~

~~(Seal, if any)~~

                                           ~~Title (and Rank)~~

                             ~~My commission expires:~~